Alexander & Baldwin, Inc. Reports Fourth Quarter and Full Year 2018 Results

HONOLULU, February 27, 2019 /PRNewswire/—Alexander & Baldwin, Inc. (NYSE: ALEX) ("A&B" or "Company") today announced financial results for the fourth quarter and full year of 2018.
Chris Benjamin, A&B president & chief executive officer stated: "A&B’s fourth quarter activities significantly advanced the Company's strategic transformation into a Hawai`i-focused commercial real estate ("CRE") company. The transformative sale of 41,000 acres of Maui agricultural land to a highly qualified farming group generated nearly $260 million of proceeds that will be reinvested in Hawai'i commercial properties. While we still are working through the reinvestment process, we are very pleased with the properties we have identified to date, and we have closed or are under contract for 77% of the total reinvestment amount. With these new properties, A&B's annual net operating income ("NOI") run rate from Hawai`i assets is expected to eclipse the $100 million mark - more than tripling NOI over the past six years. In addition to expanding our asset base, we continue to manage our existing portfolio effectively, finishing 2018 with 3.6% full-year same-store NOI growth and 8.4% full-year re-leasing spreads."
"Efforts to reduce our non-CRE investments and simplify our business model included continued monetization of legacy residential development projects and the commencement of a strategic review of Grace Pacific. In the case of our Kukui`ula project, we have chosen not to sell at this time, but did determine we are unlikely to stay in the project through its full buildout. This determination does not diminish our near-term focus on or commitment to the project as we position it for longer-term success and transition."
"With the meaningful progress made last year in our strategic transformation, we are optimistic about the continued expansion of our commercial real estate platform and further simplification of our business."
Corporate Highlights

•
Net Income (Loss) and Diluted Earnings (Loss) Per Share available to A&B shareholders for the fourth quarter of 2018 were $(136.6) million and $(1.90) per share, respectively, compared to $212.2 million and $3.42 per share in the same quarter of 2017.

•
Net Income (Loss) and Diluted Earnings (Loss) Per Share available to A&B shareholders for the full year of 2018 were $(72.0) million and $(1.02) per share, respectively, compared to $230.1 million and $4.34 per share in 2017.

•	The 2018 losses were driven by the aforementioned non-cash impairments, while the 2017 income included an income tax benefit of $218.2 million.
Commercial Real Estate Highlights

•
Commercial Real Estate operating profit was $13.5 million in the fourth quarter of 2018, as compared to an operating loss of $6.9 million in the same quarter of 2017. CRE operating profit was $58.5 million for the full year of 2018, as compared to $34.4 million operating profit in the same period of 2017.

•	Same-store cash NOI[1] increased 2.8% in the fourth quarter of 2018, as compared to the prior year fourth quarter. Full-year same-store cash NOI growth[1] was 3.6%.

•	55 leases, covering 259,000 square feet of gross leasable area ("GLA"), were executed during the fourth quarter of 2018. There were 240 leases executed in 2018, covering 825,000 square feet of GLA.

•
Comparable leasing spreads for signed leases were 8.5% portfolio-wide for the fourth quarter of 2018 and 8.4% for the full year of 2018, above the range of full-year guidance. Retail spreads were strong at 13.4% in the fourth quarter of 2018, and 8.3% for the full year of 2018.

•
Occupancy was 92.4% as of December 31, 2018, an increase of 50 basis points from September 30, driven by increased retail and office occupancy. Compared to December 31, 2017, occupancy decreased by 110 basis points primarily due to the termination of a lease at Komohana Industrial Park in the first quarter of 2018.

•
Occupancy in the Hawai`i retail portfolio was 93.4% at December 31, 2018, an increase of 70 basis points as compared to the third quarter, driven by increased occupancy at Kunia Shopping Center and Manoa Marketplace. Compared to December 31, 2017, this was an increase of 30 basis points, primarily due to the addition of Hokulei Village and Laulani Village to the retail portfolio.

•	Major strategic lease transactions in the year include:

◦
Advanced strategic re-merchandising of the 411,300-square-foot Pearl Highlands Center with the opening of ULTA, a fully leased Food Court, renovated Regal Cinemas, and a new lease with Guitar Center. Pearl Highlands occupancy increased to 93.4% at December 31, 2018, and will increase to 98.1% with commencement of the Guitar Center lease in the first quarter of 2019.

◦	Early renewal of an auto dealership ground lease in Windward Oahu, with a new 30-year term and at a 43% initial increase in base rent.

◦	Twenty-six leases were executed at Kaka`ako Commerce Center in 2018 to bring occupancy above 90%, for a year-over-year occupancy increase of 5.2%.

◦	Fifteen leases were executed in the Kailua portfolio in the fourth quarter of 2018 at an aggregate comparable leasing spread of 11.3%.

•	Year-to-date highlights in redevelopment and development for hold include:

◦
Groundbreaking and commencement of construction at the 94,000-square-foot, Safeway-anchored Ho`okele Shopping Center, adjacent to Maui Business Park in Kahului. At the end of December, the center was 64% pre-leased. Construction is on schedule for opening in the third quarter of 2019.

◦
The 51,700-square-foot Lau Hala Shops in Kailua has been completed. The center is now 100% leased as of December 31, 2018. Rents have exceeded underwriting, which is leading to an estimated return on cost greater than 11%.

CRE Acquisition and Disposition Highlights

•
In February 2018, the Company closed on the purchase of a 415,200-square-foot portfolio of three, newly constructed, premier retail centers located in Hawai'i ("TRC Asset Acquisition"), for $256.7 million. The acquisition was financed with sources from property sales including the sale of the Company's last seven mainland properties. In addition, the Company assumed mortgage debt in the acquisition.

•
On July 5, 2018, the Company completed the acquisition of five commercial units totaling 12,000 square feet of GLA at The Collection high-rise residential condominium project on Oahu from its joint venture partners for $6.9 million. Occupancy now stands at 100%, as all tenants have taken delivery of space.

•	On November 1, 2018, the Company completed the disposition of Lahaina Square Center and three adjacent parcels on Maui for $11.3 million.

•
On December 28, 2018, the Company completed an off-market acquisition of two Class A warehouse buildings on Oahu, representing 151,500 square feet of industrial space for $40.0 million. The acquisition utilized §1031 proceeds from the bulk Maui agricultural land sale that closed on December 20, 2018.

Land Operations Highlights

•
Land Operations operating loss was $36.0 million in the fourth quarter of 2018, as compared to a $4.5 million operating profit in the same quarter of last year. Land Operations operating loss was $26.7 million for full year of 2018, as compared to a $14.2 million operating profit in the same period of 2017. The operating loss during the 2018 fourth quarter and full year includes a non-cash impairment of approximately $187.0 million related to the Company's investment in Kukui`ula due to its change in intent of holding period.

•	The Company continued to monetize land and non-CRE investments, including the following transactions that closed in 2018:

◦	Bulk sale in December 2018 of approximately 41,000 acres of agricultural land on Maui for $261.6 million.

◦
Sale of the Company's interest in the Ka Milo joint venture; close out of the Keala `o Wailea (69 units in 2018) and The Collection (five units in 2018) joint venture projects; and closing of additional units at Kamalani (91 units), Kahala (one lot), Maui Business Park (1.1 acres), and Kukui`ula joint venture (28 units) during the year. Cash generated during 2018 from sales proceeds and joint venture distributions was $104.2 million.

◦
Sale of 313 acres to the State of Hawai'i for the expansion of the Kahului Airport on Maui for $8.6 million in the third quarter of 2018, and 262 acres for $5.9 million to the County of Maui that closed on December 28, 2018.

◦
In late 2018, as part of the Maui agricultural land transaction, the Company entered into an agreement for the sale of 50% of East Maui Irrigation ("EMI") for $2.7 million. The transaction closed on February 1, 2019.

◦	On February 12, 2019, the Company closed on a bulk land sale of Wailea Lands comprising 42 acres on Maui for $23.6 million.
Materials & Construction Highlights

•
During the fourth quarter of 2018, the Materials & Construction segment incurred an operating loss of $80.4 million, as compared to a $3.0 million operating profit in the same quarter of last year. Materials & Construction operating loss was $73.2 million for the full year 2018, as compared to a $22.0 million operating profit for the prior year. The loss was due primarily to non-cash impairments of $77.8 million related to goodwill, fixed assets, and an intangible asset, as a result of recent performance and a more modest outlook for the business.

•
Adjusted EBITDA[1] was $14.5 million for 2018, as compared to $32.0 million for the prior year. Although revenue for the year increased by 5.1% as compared to the prior year, margin was impacted by higher asphalt and fuel costs and completion of lower yielding backlog in 2018.

•	Backlog[2] for the Company’s Materials & Construction segment was $128.7 million at December 31, 2018, as compared to $202.1 million at December 31, 2017.

•	The Company has retained an advisor to assist us in evaluating strategic options for the segment.
Financial Highlights

•	In 2018, the following financing activities were completed:

◦
In February 2018, assumed a $62.0 million mortgage secured by Laulani Village, which was acquired as part of the TRC Asset Acquisition. The loan carries a fixed interest rate of 3.93% and matures in 2024.

◦	In February 2018, closed a $50.0 million, bank term loan facility maturing in 2023, which carries interest at LIBOR plus a margin that is determined using a leverage-based pricing grid.

◦
On April 18, 2018, the Company refinanced the 3.9% fixed-rate $62.5 million Series E loan that matures in 2024, with three new financings: $10.0 million at a fixed interest rate of 4.66% maturing in 2025; $34.5 million at a fixed interest rate of 4.81% maturing in 2027; and $18 million at a fixed interest rate of 4.89% maturing in 2028.

•
At December 31, 2018, the Company had $778.1 million in total debt, which represents 37.0% of the Company’s total capitalization. Maturities for the next three years average $37.5 million, or 4.8% of total debt per year. The Company's debt has a weighted-average maturity of 5.0 years with a weighted-average interest rate of 4.56%. Seventy-five percent of debt was at fixed rates. The Company reduced total debt by $60.5 million from March 31, 2018.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
SEGMENT DATA & OTHER FINANCIAL INFORMATION
(In millions, except per share amounts; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Operating Revenue:
Commercial Real Estate	$35.4	$35.5	$140.3	$136.9
Land Operations	216.9	38.8	289.5	84.5
Materials & Construction	47.3	48.4	214.6	204.1
Revenue	299.6	122.7	644.4	425.5
Operating Profit (Loss):
Commercial Real Estate	13.5	(6.9)	58.5	34.4
Land Operations	(36.0)	4.5	(26.7)	14.2
Materials & Construction	(80.4)	3.0	(73.2)	22.0
Total operating profit (loss)	(102.9)	0.6	(41.4)	70.6
Gain (loss) on the sale of commercial real estate properties	1.6	6.3	51.4	9.3
Interest expense	(8.9)	(7.1)	(35.3)	(25.6)
General corporate expenses	(7.1)	(8.7)	(27.6)	(29.2)
REIT evaluation/conversion costs	—	(3.8)	—	(15.2)
Income (Loss) from Continuing Operations Before Income Taxes	(117.3)	(12.7)	(52.9)	9.9
Income tax benefit (expense)	(18.1)	224.6	(16.3)	218.2
Income (Loss) from Continuing Operations	(135.4)	211.9	(69.2)	228.1
Income (loss) from discontinued operations	(0.4)	—	(0.6)	2.4
Net Income (Loss)	(135.8)	211.9	(69.8)	230.5
Income attributable to noncontrolling interest	(0.8)	(0.3)	(2.2)	(2.2)
Net Income (Loss) Attributable to A&B Shareholders	$(136.6)	$211.6	$(72.0)	$228.3

Amounts Available to A&B Shareholders:
Income (Loss) from Continuing Operations	(135.4)	211.9	(69.2)	228.1
Income attributable to noncontrolling interest	(0.8)	(0.3)	(2.2)	(2.2)
Income (loss) from continuing operations attributable to A&B shareholders	(136.2)	211.6	(71.4)	225.9
Undistributed earnings allocated to redeemable noncontrolling interest	—	0.6	—	1.8
Income (loss) from continuing operations available to A&B shareholders	(136.2)	212.2	(71.4)	227.7
Income (loss) from discontinued operations	(0.4)	—	(0.6)	2.4
Net income (loss) available to A&B shareholders	$(136.6)	$212.2	$(72.0)	$230.1

Earnings (Loss) Per Share Available to A& B Shareholders:
Basic Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$(1.89)	$4.31	$(1.01)	$4.63
Discontinued operations available to A&B shareholders	(0.01)	—	(0.01)	0.05
Basic Earnings (Loss) Per Share	$(1.90)	$4.31	$(1.02)	$4.68
Diluted Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$(1.89)	$3.42	$(1.01)	$4.30
Discontinued operations available to A&B shareholders	(0.01)	—	(0.01)	0.04
Diluted Earnings (Loss) Per Share	$(1.90)	$3.42	$(1.02)	$4.34

Weighted-Average Number of Shares Outstanding:
Basic	72.0	49.2	70.6	49.2
Diluted	72.0	62.0	70.6	53.0

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Current Assets	$180.7	$274.8
Investments in Affiliates	171.4	401.7
Real Estate Developments	124.1	151.0
Property – Net	1,322.0	1,147.5
Intangible Assets – Net	68.4	46.9
Deferred Income Taxes	—	16.5
Goodwill	65.1	102.3
Restricted Cash	223.5	34.3
Other Assets	70.0	56.2
Total Assets	$2,225.2	$2,231.2

LIABILITIES AND EQUITY
Current Liabilities	$129.4	$926.8
Long-term Liabilities:
Long-term debt	739.1	585.2
Accrued retirement benefits	28.3	22.7
Deferred revenue	63.1	2.5
Other non-current liabilities	49.1	34.9
Redeemable Noncontrolling Interest	7.9	8.0
Equity	1,208.3	651.1
Total Liabilities and Equity	$2,225.2	$2,231.2

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONSOLIDATED CASH FLOWS
(In millions, unaudited)

	Year Ended December 31,
	2018	2017
Cash Flows from Operating Activities:
Net income (loss)	$(69.8)	$230.5
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Depreciation and amortization	42.8	41.4
Deferred income taxes	16.6	(199.0)
Gains on asset transactions, net	(54.0)	(35.1)
Impairment of assets and equity method investments	268.0	22.4
Share-based compensation expense	4.7	4.4
Income (loss) from affiliates, net of distributions of income	12.9	5.5
Changes in operating assets and liabilities:
Trade, contracts retention, and other contract receivables	(4.2)	(2.4)
Inventories	5.5	11.4
Prepaid expenses, income tax receivable and other assets	(13.2)	(23.0)
Accrued pension and post-retirement benefits	3.6	(47.4)
Accounts payable	(9.0)	3.3
Accrued and other liabilities	74.2	(40.1)
Real estate inventory sales (real estate developments held for sale)	58.4	47.6
Expenditures for real estate inventory (real estate developments held for sale)	(26.6)	(20.8)
Net cash provided by (used in) operations	309.9	(1.3)

Cash Flows from Investing Activities:
Capital expenditures for acquisitions	(241.7)	(10.1)
Capital expenditures for property, plant and equipment	(54.4)	(32.4)
Proceeds from disposal of property and other assets	171.7	47.2
Payments for purchases of investments in affiliates and other	(22.6)	(41.9)
Distributions of capital from investments in affiliates and other investments	42.3	33.3
Net cash provided by (used in) investing activities	(104.7)	(3.9)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	548.4	292.5
Payments of long-term debt and deferred financing costs	(467.8)	(181.0)
Borrowings (payments) on line-of-credit agreement, net	4.7	2.6
Distribution to noncontrolling interests	(0.7)	(0.5)
Cash dividends paid	(156.6)	(10.3)
Proceeds from issuance (repurchase) of capital stock and other, net	(1.5)	(7.2)
Net cash provided by (used in) financing activities	(73.5)	96.1

Cash, Cash Equivalents and Restricted Cash
Net increase (decrease) in cash, cash equivalents and restricted cash	131.7	90.9
Balance, beginning of period	103.2	12.3
Balance, end of period	$234.9	$103.2

USE OF NON-GAAP FINANCIAL MEASURES
The Company uses non-GAAP measures when evaluating operating performance because management believes that they provide additional insight into the Company's and segments' core operating results, and/or the underlying business trends affecting performance on a consistent and comparable basis from period to period. These measures generally are provided to investors as an additional means of evaluating the performance of ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP. The Company's methods of calculating non-GAAP measures may differ from methods employed by other companies and thus may not be comparable to such other companies.
Cash Net Operating Income ("Cash NOI") is a non-GAAP measure used by the Company in evaluating the CRE segment's operating performance as it is an indicator of the return on property investment, and provides a method of comparing performance of operations, on an unlevered basis, over time. Cash NOI should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
Cash NOI is calculated as total property revenues less direct property-related operating expenses. Cash NOI excludes straight-line lease adjustments, amortization of favorable/unfavorable leases, amortization of tenant incentives, selling, general and administrative expenses, impairments of commercial real estate, lease termination income, and depreciation and amortization (including amortization of maintenance capital, tenant improvements and leasing commissions).
The Company reports Cash NOI on a same store basis, which includes the results of properties that were owned and operated for the entirety of the prior calendar year. The same-store pool excludes properties under development or redevelopment and also excludes properties acquired or sold during the comparable reporting periods. While there is management judgment involved in classifications, new developments and redevelopments are moved into the same store pool upon one full calendar year of stabilized operation, which is typically upon attainment of market occupancy.

A reconciliation of CRE operating profit to CRE Cash NOI and Same-Store Cash NOI is as follows:

	Three Months Ended December 31,			Year Ended December 31,
(in millions, unaudited)	2018	2017	Change	2018	2017	Change
Commercial Real Estate Operating Profit (Loss)	$13.5	$(6.9)		$58.5	$34.4
Plus: Depreciation and amortization	7.5	6.3		28.0	26.0
Less: Straight-line lease adjustments	(1.3)	(0.3)		(4.0)	(1.6)
Less: Favorable/(unfavorable) lease amortization	(0.5)	(0.7)		(1.9)	(2.9)
Less: Termination income	—	(1.7)		(1.1)	(1.7)
Plus: Other (income)/expense, net	0.2	(0.1)		0.3	0.3
Plus: Impairment of assets	—	22.4		—	22.4
Plus: Selling, general, administrative and other expenses	2.2	2.0		6.9	7.9
Commercial Real Estate Cash NOI	21.6	21.0	3.1%	86.7	84.8	2.3%
Less Cash NOI from acquisitions, dispositions, and other adjustments	(3.3)	(3.2)		(12.5)	(13.2)
Commercial Real Estate Same-Store Cash NOI	$18.3	$17.8	2.8%	$74.2	$71.6	3.6%

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA for the Materials & Construction ("M&C") segment are non-GAAP measures used by the Company in evaluating the Materials & Construction segment's operating performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the performance of the segment's ongoing core operations. EBITDA and Adjusted EBITDA should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
EBITDA is calculated for the Materials & Construction segment by adjusting segment operating profit (which excludes interest and tax expenses), by adding back depreciation and amortization. Adjusted EBITDA is calculated for the Materials & Construction segment by adjusting for income attributable to noncontrolling interests and asset impairments related to the M&C segment. The Company adjusts EBITDA for the asset impairments related to the Materials and Construction segment as the Company believes these items are infrequent in nature. By excluding these items from EBITDA the Company believes it provides meaningful supplemental information about its core operating performance and facilitates comparisons to historical operating results.
A reconciliation of Materials & Construction operating profit to Materials & Construction EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended December 31,		Year Ended December 31,
(in millions, unaudited)	2018	2017	2018	2017
Operating Profit (Loss)	$(80.4)	$3.0	$(73.2)	$22.0
Depreciation and amortization	3.0	3.0	12.1	12.2
EBITDA	(77.4)	6.0	(61.1)	34.2
Asset impairments related to M&C Segment	77.8	—	77.8	—
Income attributable to noncontrolling interest	(0.8)	(0.3)	(2.2)	(2.2)
Adjusted EBITDA	$(0.4)	$5.7	$14.5	$32.0
____________________________________________________________________________________

[1]	See above for a discussion of management's use of non-GAAP financial measures and reconciliations from GAAP to non-GAAP measures.

[2]
Backlog represents the amount of revenue that Grace Pacific and Maui Paving, LLC, a 50-percent-owned unconsolidated affiliate, expect to realize on contracts awarded and government contracts in which Grace Pacific has been confirmed to be the lowest bidder and formal communication of the award is perfunctory.

Note: Percent changes are determined using amounts rounded to the thousands.
___________________________________________________________________________________
FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding possible or assumed future results of operations, business strategies, growth opportunities and competitive positions. Such forward-looking statements speak only at the date the statements were made and are not guarantees of future performance. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those expressed in or implied by the forward-looking statements. These factors include, but are not limited to, prevailing market conditions and other factors related to the company's REIT status and the Company's business as well as the evaluation of alternatives by the Company related to its materials and construction business and by the Company's joint venture related to the development of Kukui`ula, generally discussed in the Company's most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. The information in this release should be evaluated in light of these important risk factors. We do not undertake any obligation to update the Company's forward-looking statements.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. is Hawai`i's premier commercial real estate company and the state's foremost owner of grocery-anchored retail centers. A&B is a fully integrated real estate investment trust and owns, operates and manages approximately 3.5 million square feet of primarily retail and industrial space in Hawai`i, and is a major landowner in the state. A&B's interests extend beyond commercial real estate into renewable energy and land stewardship. A&B is also a construction materials company and paving contractor in Hawai`i. Over its nearly 150-year history, A&B has evolved with the state's economy and played a lead role in the development of the agricultural, transportation, tourism, construction and real estate industries. Learn more about A&B at www.alexanderbaldwin.com.

###

Contact:
Kenneth Kan
(808) 525-8475
kkan@abhi.com